Exhibit 99.1

Arcimoto Reports First Quarter 2020 Financial Results and Provides Corporate Update

EUGENE, Ore., June 11, 2020–Arcimoto, Inc.®, (NASDAQ: FUV) makers of the Fun Utility Vehicle® (FUV®), Rapid Responder™, and Deliverator™—affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets—today provided a corporate update and announced financial results for the Company’s first quarter ended March 31, 2020.

Management will host an investor webcast today, June 11, at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss Arcimoto's first quarter 2020 financial results, provide a corporate update, and conclude with Q&A from participants. To participate, please use the following information:

First Quarter 2020 Investor Webcast

Date: Thursday, June 11, 2020

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us02web.zoom.us/webinar/register/WN_pX3oktn3T_Gkw5AJvSNYBA

Please log in 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the IR section of the Arcimoto website at www.arcimoto.com/investor.

Q1 2020 and Recent Company Highlights:

●	Reopened U.S. factory located in Eugene, Oregon in a limited capacity in May 2020, observing social distancing safety measures, after temporarily suspending production of the FUV in March 2020 due to the coronavirus pandemic.

●	Initiated pilot programs for two fleet-focused platform products: the Rapid Responder™, developed for first responders and security uses, and the Deliverator™, targeted at last-mile delivery and general fleet utility uses.

●	Announced strategic agreement with Munro & Associates to evaluate Arcimoto’s manufacturing processes and supply chain management in order to drive down costs and begin high-volume production of ultra-efficient electric vehicles.

●	Announced a partnership with Road America to provide nationwide, 24-hour roadside assistance and access to its network of 170,000 pre-certified repair centers to FUV owners.

●	Appointed veteran financial executive Nancy Calderon to Board of Directors to expand management capabilities in public accounting.

Management Commentary

In the first quarter, up to the emergence of COVID-19, we increased our pace of production and customer deliveries of the FUV. This came on the heels of our watershed year in 2019, when we initiated retail production and built more vehicles in Q4 2019 than in all previous years combined.

In Q1 we launched pilot programs for the Rapid Responder and the Deliverator, testing these vehicles in the field for emergency response and local delivery, respectively. We’ve seen sustained interest from both fire departments and potential delivery partners looking for more affordable, sustainable options than traditional polluting, gas-powered vehicles. Both products cater to different markets and will be integral to our growth and sales moving forward.

We have also entered into an agreement with Munro & Associates to evaluate our manufacturing processes and supply chain management in order to drive down costs and transition to high-volume production. This push to scale and profitability is the company’s overarching priority on the road ahead.

We remain committed to upholding the highest level of safety standards and standing by our responsibility to keep our team safe during the COVID-19 crisis. With that in mind, we anticipate a measured return to our full production schedule.

First Quarter of 2020 Financial Results

Total revenue in the first quarter of 2020 was $616,795 as compared to revenue of $2,645 for the same period in 2019. The increased revenue in the current year period was due to continued sale of FUV products to customers that began in late 2019 following the start of commercial production. However, revenue in the first quarter of 2020 was negatively impacted by the suspension of all vehicle production operations in response to the COVID-19 pandemic. Prior to the suspension, the Company had increased production capacity to two vehicles a day, up from the one per day initial production rate. To date, the Company has built more than 100 production vehicles, up from the 57 produced at December 31, 2019.

The Company incurred a net loss of $3,594,774, or ($0.15) per share, in the first quarter of 2020 versus a net loss of $3,068,393 or ($0.20) per share, for the same prior-year period. The increased loss is attributable to significantly higher cost of goods sold offset partially by the higher revenue and lower research and development expenses in the current-year period.

The Company had $1.9 million in cash and cash equivalents as of March 31, 2020, compared to $5.8 million in cash and cash equivalents as of December 31, 2019.

About Arcimoto

Arcimoto (NASDAQ: FUV) is developing ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers on the West Coast, the Arcimoto FUV is purpose-built for the task of everyday driving and transforms the daily commute into a pure-electric joyride. Available for preorder, the Deliverator and Rapid Responder provide specialized delivery and emergency response services, respectively, at a fraction of the economic and ecological costs of traditional gas-powered vehicles. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:
Megan Kathman
Main: 646-454-9378
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com

Arcimoto Fleet Sales:
Sam Fittipaldi
sales@arcimoto.com

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